P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
July 23, 2021		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. RECEIVES REGULATORY AND SHAREHOLDER APPROVALS OF ITS MERGER WITH PREMIER FINANCIAL BANCORP, INC.
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO), parent company of Peoples Bank, announced today that it has received all necessary regulatory approvals for the merger between Peoples and Premier Financial Bancorp, Inc. (“Premier”) (Nasdaq: PFBI), with Peoples as the surviving corporation (the “Merger”), and for the mergers between Peoples Bank and Premier’s wholly owned subsidiary banks, Citizens Deposit Bank and Trust, Inc. and Premier Bank, Inc., with Peoples Bank as the surviving bank.

Peoples also announced that the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 26, 2021 between Peoples and Premier, was approved by Peoples’ shareholders on July 22, 2021. Premier’s shareholders approved the Merger Agreement on July 1, 2021.

About Peoples:

Peoples is a diversified financial products and services company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio, since 1902 and has an established heritage of financial stability, growth and community impact. As of June 30, 2021, Peoples had $5.1 billion in total assets, 89 locations, including 76 full-service bank branches in Ohio, West Virginia and Kentucky.

Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

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